Exhibit 10.20

MSCI

INDEPENDENT DIRECTORS’

EQUITY COMPENSATION PLAN

2007 AWARD CERTIFICATE FOR

STOCK UNITS

MSCI 2007 AWARD CERTIFICATE

FOR STOCK UNITS

MSCI has awarded you stock units as an incentive for you to continue provide services as a Director of the Company from the Date of the Award through the Scheduled Vesting Date, as provided in this Award Certificate. This Award Certificate sets forth the general terms and conditions of your 2007 stock unit award.

The number of stock units in your award has been communicated to you separately in a term sheet or other writing delivered to you.

Your stock unit award is made pursuant to the Plan. References to “stock units” in this Award Certificate mean only those stock units included in your 2007 stock unit award, and the terms and conditions herein apply only to such award. If you receive any other award under the Plan or another equity compensation plan, it will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein.

The purpose of the stock unit award is, among other things, to align your interests with the interests of the Company and to reward you for your continued service as a Director of the Company in the future. In view of these purposes, you will earn your 2007 stock unit award only if you remain in continuous service as a Director of the Company through the Scheduled Vesting Date.

Section 409A of the Internal Revenue Code imposes rules relating to the taxation of deferred compensation, including your 2007 stock unit award. The Company reserves the right to modify the terms of your 2007 stock unit award, including, without limitation, the payment provisions applicable to your stock units, to the extent necessary or advisable to comply with Section 409A of the Internal Revenue Code.

Capitalized terms used in this Award Certificate that are not defined in the text have the meanings set forth in Section 17 below. Capitalized terms used in this Award Certificate that are not defined in the text or in Section 17 below have the meanings set forth in the MSCI Independent Directors’ Equity Compensation Plan (the “Plan”).

SECTION 1. Stock Units Generally.

Each of your stock units corresponds to one share of MSCI class A common stock. A stock unit constitutes an unsecured promise by MSCI to pay you one share of MSCI class A common stock on the conversion date for the stock unit. As the holder of stock units, you have only the rights of a general unsecured creditor of MSCI. You will not be a stockholder with respect to the shares of MSCI class A common stock underlying your stock units unless and until your stock units convert to shares.

SECTION 2. Vesting Schedule and Conversion.

(a) Vesting Schedule. Your stock units will vest according to the following schedule: 100% of your stock units will vest on the Scheduled Vesting Date. Except as otherwise provided in this Award Certificate, each portion of your stock units will vest only if you continue to provide future services to the Company by remaining in continuous service as a Director of the Company through the Scheduled Vesting Date. The special vesting terms set forth in Sections 4 and 5 of this Award Certificate apply (i) if your service as a Director of the Company terminates by reason of your death or Disability or (ii) upon a Change in Control.

(b) Conversion.

(i) Except as otherwise provided in this Award Certificate, each of your vested stock units will convert to one share of MSCI class A common stock on the Scheduled Vesting Date.

(ii) Shares to which you are entitled upon conversion of stock units under any provision of this Award Certificate shall not be subject to any transfer restrictions, other than those that may arise under the securities laws or the Company’s policies.

SECTION 3. Dividend Equivalent Payments.

Until your stock units convert to shares, if MSCI pays a regular or ordinary cash dividend on its class A common stock, you will be paid a dividend equivalent in the same amount as the dividend you would have received if you held shares for your stock units. No dividend equivalents will be paid to you with respect to any canceled stock units.

MSCI will decide on the form of payment and may pay dividend equivalents in shares of MSCI class A common stock, in cash or in a combination thereof. MSCI will pay the dividend equivalent when it pays the corresponding dividend on its class A common stock.

SECTION 4. Death and Disability.

The following special vesting and payment terms apply to your stock units:

(a) Death. If your service as a Director of the Company terminates due to death, all of your unvested stock units will immediately vest. Your stock units will convert to shares of MSCI class A common stock upon your death; provided that MSCI has knowledge of your death within 75 days. Such shares will be delivered to the beneficiary you have designated pursuant to Section 8 or the legal representative of your estate, as applicable.

(b) Disability. If your service as a Director of the Company terminates due to Disability, all of your unvested stock units will immediately vest. All of your stock units will convert to shares of MSCI class A common stock on the date your service as a Director of the Company terminates.

SECTION 5. Change in Control.

If there is a Change in Control, all of your stock units will immediately vest. Your stock units will convert to shares of MSCI class A common stock on the day they vest.

SECTION 6. Termination of Service and Cancellation of Awards.

(a) Cancellation of Unvested Awards. Your unvested stock units will be canceled and forfeited in full if your service as a Director of the Company terminates for any reason other than under the circumstances set forth in this Award Certificate for death or Disability.

(b) General Treatment of Vested Awards. Except as otherwise provided in this Award Certificate, your vested stock units will convert to shares of MSCI class A common stock on the Scheduled Vesting Date.

SECTION 7. Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your stock units, other than as provided in Section 9 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution or otherwise as provided for by the Board. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the stock units will be made only to you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of MSCI, shall all be bound by, and shall benefit from, the terms and conditions of your award.

SECTION 8. Designation of a Beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the shares to be paid under this Award Certificate in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with the Company’s Human Resources Department. Any shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate.

You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive shares under this award, MSCI may determine in its sole discretion to deliver the shares in question to your estate. MSCI’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such shares.

SECTION 9. Ownership and Possession.

(a) Generally. Generally, you will not have any rights as a stockholder in the shares of MSCI class A common stock corresponding to your stock units prior to conversion of your stock units.

Prior to conversion of your stock units, however, you will receive dividend equivalent payments, as set forth in Section 3 of this Award Certificate.

(b) Following Conversion. Following conversion of your stock units you will be the beneficial owner of the net shares issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the shares.

SECTION 10. Securities Law Compliance Matters.

The Administrator may, if it determines it is appropriate, affix any legend to the stock certificates representing shares of MSCI class A common stock issued upon conversion of your stock units (and any stock certificates that may subsequently be issued in substitution for the original certificates). MSCI may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

SECTION 11. Compliance with Laws and Regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of shares issued upon conversion of your stock units (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

SECTION 12. Consents under Local Law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

SECTION 13. Award Modification.

MSCI reserves the right to modify or amend unilaterally the terms and conditions of your stock units, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. These amendments may include (but are not limited to) changes that MSCI considers necessary or advisable as a result of changes in any, or the adoption of any new, Legal Requirement. MSCI may not modify your stock units in a manner that would materially impair your rights in your stock units without your consent; provided. however, that MSCI may, without your consent, amend or modify your stock units in any manner that MSCI considers necessary or advisable to comply with any Legal Requirement or to ensure that your stock units are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to payment. MSCI will notify you of any amendment of your stock units that affects your rights. Any amendment or waiver of a provision of this Award Certificate (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

SECTION 14. Severability.

In the event MSCI determines that any provision of this Award Certificate would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Certificate will be construed and enforced as if the provision had not been included in this Award Certificate as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

SECTION 15. Governing Law.

This Award Certificate and the related legal relations between you and MSCI will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

SECTION 16. Rule of Construction for Timing of Conversion.

With respect to each provision of this Award Certificate that provides for your stock units to convert to shares on the Scheduled Vesting Date or upon a different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which occurs the Scheduled Vesting Date or such other specified event or date or if, later, by the 15th day of the third calendar month following such specified event or date.

SECTION 17. Defined Terms.

For purposes of this Award Certificate, the following terms shall have the meanings set forth below:

(a) “Board” means the Board of Directors of MSCI.

(b) A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(a) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by the Company or any of its Subsidiaries, (B) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person(s) any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided, however, that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (c) below;

(b) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided. however, that any Spin-off of the Company will not trigger a Change in Control pursuant to this subsection (b); provided, further, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-ll or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

(c) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of the Company stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding shares of the Company common stock or the combined voting power of the Company’s then outstanding voting securities shall not be considered a Change in Control; or

(d) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Company common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (a) through (d) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A and the regulations and guidance thereunder. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

(c) The “Company” means MSCI Inc., a Delaware corporation.

(d) “Date of the Award” means [                    ].

(e) “Disability” means a “permanent and total disability,” as defined in Section 22(e)(3) of the Internal Revenue Code.

(f) “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(g) “Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

(h) “MSCI” means MSCI Inc., a Delaware corporation, which is registered to do business in New York as NY MSCI Inc.

(i) “Plan” means the MSCI Independent Directors’ Equity Compensation Plan.

(j) “Scheduled Vesting Date” means [                    ].1

(k) “Spin-off” means a tax-free distribution of the shares of MSCI common stock held by Morgan Stanley to its shareholders (including a distribution in exchange for Morgan Stanley shares or securities) or another similar transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code or any corresponding provision of any successor statute.

[1]

For all awards granted to eligible directors who are elected or appointed on or prior to the effective date of the IPO, this date will be May 1, 2008. For all other awards, this date will be 1 year after the Date of the Award.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Certificate as of the Date of the Award.

MSCI

[            ]

[            ]

APPENDIX A

Designation of Beneficiary(ies) Under

MSCI Independent Directors’ Equity Compensation Plan

This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name(s)	Relationship	Percentage

(1)

(2)

(3)

(4)

Address(es) of Beneficiary(ies):

(1)

(2)

(3)

(4)

Contingent Beneficiary

Please also indicate any contingent beneficiary and to which beneficiary above such interest relates.

Beneficiary(ies) Name(s)	Relationship	Nature of Contingency

Address(es) of Contingent Beneficiary(ies):

Name: (please print)	Date:

Signature

Please sign and return this form to MSCI’s Human Resources Department.